Exhibit 99.1

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

Independent Auditors’ Report

To the Members and Managers

Pacific Drilling Company LLC:

We have audited the accompanying consolidated financial statements of Pacific Drilling Company LLC and its subsidiaries (Successor) and Pacific Drilling S.A. and its subsidiaries (Predecessor) (referred to herein collectively as Pacific Drilling), which comprise the consolidated balance sheet as of December 31, 2020 (Successor), the related consolidated statement of equity for December 31, 2020 (Successor), the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2020 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Drilling as of December 31, 2020 (Successor), and the results of its operations and its cash flows for the year ended December 31, 2020 (Predecessor) in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, on December 21, 2020, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming Pacific Drilling S.A. and certain of its subsidiaries’ plan for reorganization under Chapter 11, which became effective on December 31, 2020. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852 10, Reorganizations, for the Successor as a new entity with assets, liabilities, and a capital structure having carrying amounts not comparable with prior periods as described in Note 3.

/s/ KPMG LLP

Houston, TX

April 1, 2021

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statement of Operations

(in thousands)

Predecessor
Year Ended December 31, 2020
Revenues
Contract drilling	$197,937
Costs and expenses
Operating expenses	242,214
General and administrative expenses	46,161
Depreciation and amortization expense	107,493
Pre-petition charges	21,219

417,087

Operating loss	(219,150)
Other income (expense)
Interest expense	(87,642)
Write-off of debt premium, net	4,448
Loss on debt extinguishment	(1,000)
Reorganization items	(767,049)
Interest income	1,567
Other expense	(423)

Loss before income taxes	(1,069,249)
Income tax expense	(8,367)

Net loss	$(1,077,616)

See accompanying notes to consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Balance Sheet

(in thousands, except par value)

Successor
December 31,
2020
Assets:
Cash and cash equivalents	$103,337
Restricted cash	15,668
Accounts receivable, net	12,727
Materials and supplies	12,962
Prepaid expenses and other current assets	12,544

Total current assets	157,238

Property and equipment, net	655,114
Other assets	10,311

Total assets	$822,663

Liabilities and equity:
Accounts payable	$2,428
Accrued expenses	36,707

Total current liabilities	39,135

Other long-term liabilities	29,385

Total liabilities	68,520

Equity:
Membership capital, no par value, 2,500 units authorized and issued as of December 31, 2020	754,143

Total equity	754,143

Total liabilities and equity	$822,663

See accompanying notes to consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statement of Equity

(in thousands)

	Membership Capital		Common Shares		Additional Paid-In	Treasury Shares		Accumulated	Total
	Units	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Equity
Balance at January 1, 2020 (Predecessor)	—	$—	75,007	$751	$1,652,681	7,493	$(652)	$(583,949)	$1,068,831
Modification of unvested share-based compensation awards resulting in liability classification	—	—	—	—	(239)	—	—	—	(239)
Shares issued under share-based compensation plan	—	—	196	1	(280)	(196)	—	—	(279)
Share-based compensation	—	—	—	—	9,303	—	—	—	9,303
Net loss	—	—	—	—	—	—	—	(1,077,616)	(1,077,616)
Elimination of Predecessor equity balances	—	—	(75,203)	(752)	(1,661,465)	(7,297)	652	1,661,565	—

Balance at December 31, 2020 (Predecessor)	—	$—	—	$—	$—	—	$—	$—	$—

Issuance of Successor membership interests	2,500	697,267	—	—	—	—	—	—	697,267
Issuance of warrants	—	56,876	—	—	—	—	—	—	56,876

Balance at December 31, 2020 (Successor)	2,500	$754,143	—	$—	$—	—	$—	$—	$754,143

See accompanying notes to consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statement of Cash Flows

(in thousands)

Predecessor
Year Ended
December 31, 2020
Cash flow from operating activities:
Net loss	$(1,077,616)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	107,493
Amortization of deferred revenue	(12,090)
Amortization of deferred costs	22,291
Amortization of deferred financing costs	430
Amortization of debt (premium) discount, net	(519)
Interest paid-in-kind	9,237
Write-off of debt premium, net	(4,448)
Deferred income taxes	1,072
Share-based compensation expense	9,303
Reorganization items	751,166
Changes in operating assets and liabilities:
Accounts receivable	16,525
Materials and supplies	588
Deferred costs	(14,858)
Prepaid expenses and other assets	5,640
Accounts payable and accrued expenses	29,239
Deferred revenue	5,582

Net cash used in operating activities	(150,965)

Cash flow from investing activities:
Capital expenditures	(10,685)

Net cash used in investing activities	(10,685)

Cash flow from financing activities:
Payments for shares issued under share-based compensation plan	(279)
Proceeds from long-term debt	50,000
Payments on long-term debt	(50,000)
Payments for financing costs	(3,775)

Net cash used in financing activities	(4,054)

Net decrease in cash and cash equivalents	(165,704)
Cash, cash equivalents and restricted cash, beginning of period	284,709

Cash, cash equivalents and restricted cash, end of period	$119,005

Balances per Consolidated Balance Sheet:

Successor
December 31, 2020
Cash and cash equivalents	$103,337
Restricted cash	15,668

Total cash, cash equivalents and restricted cash	$119,005

See accompanying notes to consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements

Note 1—Nature of Business

Pacific Drilling Company LLC and its subsidiaries (Successor) and Pacific Drilling S.A. and its subsidiaries (Predecessor) (referred to herein collectively as “Pacific Drilling,” the “Company,” “we,” “us” or “our”) is an international offshore drilling contractor committed to exceeding client expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry.

Note 2—Emergence from Bankruptcy Proceedings

The 2020 Bankruptcy Proceedings

On October 30, 2020 (the “Petition Date”), Pacific Drilling S.A. and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and simultaneously commenced insolvency proceedings in the Cayman Islands whereby the Company initiated the pre-presentation process for the Company’s wholly-owned, Cayman Island subsidiary, Pacific Drilling Company Limited, in the Grand Court of the Cayman Islands Financial Services Division (the “Cayman Proceedings”).

On November 1, 2020, the Bankruptcy Court approved the joint administration of the Chapter 11 Cases under the caption In re Pacific Drilling S.A., et. al., Case No. 20-35212 (DRJ). During the Chapter 11 Cases, no trustee was appointed, and the Debtors operated as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The Bankruptcy Petitions and the Cayman Proceedings were filed in order to effect a pre-arranged, consensual joint Chapter 11 plan of reorganization in accordance with the terms of a restructuring support agreement entered into by and among the Debtors and certain holders (the “Consenting Creditors”) of the Company’s Notes (as defined below) on October 30, 2020 (the “RSA”).

On December 21, 2020, the Bankruptcy Court issued a written order in the Chapter 11 Cases (the “Confirmation Order”), pursuant to Section 1129 of the Bankruptcy Code, confirming the Company’s First Amended Joint Plan of Reorganization (the “Plan”). On December 31, 2020 (the “Plan Effective Date”), the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan.

Upon emergence from bankruptcy in accordance with the Plan:

(a) Our Predecessor parent company, Pacific Drilling S.A. (“PDSA”), transferred all of its outstanding ownership interests in its sole, direct, wholly-owned subsidiary, Pacific Drilling Company LLC (“PDCLLC” or the “reorganized Company”) to the holders of PDSA’s pre-petition 8.375% First Lien Notes due 2023 (the “First Lien Notes”) and 11.000%/12.000% Second Lien PIK Notes due 2024 (the “Second Lien PIK Notes” and, together with the First Lien Notes, the “Notes”), leaving PDSA with no material assets;

(b) Holders of the Notes received an aggregate of 2,500,000 membership interests in the reorganized Company in exchange for their claims, with holders of the First Lien Notes receiving their pro rata share of 91.5%, or approximately 2,287,500 membership interests, and the holders of the Second Lien PIK Notes receiving their pro rata share of 8.5%, or approximately 212,500 membership interests, in each case subject to dilution on account of the equity issued, if any, pursuant to the New 2L Warrants (as defined below) and the Management Incentive Plan (as defined below);

(c) Holders of the Second Lien PIK Notes also received 441,176 new 7-year warrants (the “New 2L Warrants”) to purchase their pro rata share of 15% of the reorganized Company’s membership interests, exercisable at an initial exercise price of $300 per interest;

(d) Holders of general unsecured claims received no recovery under the Plan;

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

(e) Holders of PDSA’s common shares received no recovery under the Plan. Pursuant to the Plan, all such common shares were deemed worthless, released, extinguished and discharged and such common shares were transferred to Pacific Drilling Holding (Delaware) LLC, an indirect, wholly-owned subsidiary of the reorganized Company.

On the Plan Effective Date, in accordance with the Plan, the reorganized Company also reserved up to 8% of the membership interests, which may be granted, if at all, in the amount and the form as determined by the Board of Managers in the future, which may include options, restricted membership interests, or any combination thereof for grant to management, employees and members of the Board of Managers of the reorganized Company (the “Management Incentive Plan”).

In addition, pursuant to the Plan on the Plan Effective Date, the reorganized Company entered into a new senior secured delayed draw term loan facility in the aggregate principal amount of up to $80.0 million (the “Delayed Draw Term Loan Facility”), which is secured by first priority liens on all assets of the Company and its subsidiaries. All of the Company’s subsidiaries other than certain immaterial subsidiaries guaranteed on a senior secured basis the Delayed Draw Term Loan Facility. See Note 6.

We have classified all income, expenses, gains or losses that were incurred or realized as a result of the Chapter 11 proceedings as reorganization items in our consolidated statement of operations. The components of reorganization items are as follows:

Predecessor
Year Ended
December 31, 2020
(in thousands)
Professional fees	$22,143
Gain on the settlement of liabilities subject to compromise	(387,322)
Other claim adjustments	1,054
Fresh start accounting adjustments	1,131,174

Total reorganization items	$767,049

The 2017 Bankruptcy Proceedings

On November 2, 2018, the United States Bankruptcy Court for the Southern District of New York (the “2017 Bankruptcy Court”) confirmed the Company’s Modified Fourth Amended Joint Plan of Reorganization, dated October 31, 2018 (the “2018 Plan”), and on November 19, 2018, the 2018 Plan became effective and we emerged from our 2017 Chapter 11 bankruptcy proceedings (the “2017 Bankruptcy Proceedings”) after successfully completing our reorganization pursuant to the 2018 Plan. We had filed the 2018 Plan with the 2017 Bankruptcy Court in connection with our voluntary petitions for relief under the Bankruptcy Code, initially filed on November 12, 2017 (the “2017 Petition Date”), which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW).

The Company’s two subsidiaries involved in the arbitration with Samsung Heavy Industries Co. Ltd. (“SHI”) related to the Pacific Zonda (see Note 13), Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (together, the “Zonda Debtors”), filed a separate plan of reorganization that was confirmed by order of the 2017 Bankruptcy Court on January 30, 2019 (the “Zonda Plan”) and were not Debtors under the 2018 Plan or the Plan.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Note 3—Fresh Start Accounting

Fresh Start Accounting

Upon the Company’s emergence from Chapter 11 bankruptcy on December 31, 2020, we qualified for and adopted fresh start accounting (“Fresh Start Accounting”) in accordance with the provisions of Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”) issued by the Financial Accounting Standards Board (“FASB”), which resulted in the Company becoming a new entity for financial reporting purposes. In accordance with ASC 852, the Company was required to adopt Fresh Start Accounting upon its emergence from Chapter 11 because (i) the holders of the then existing common shares of the Predecessor received less than 50% of the new membership interests of the Successor outstanding upon emergence and (ii) the reorganization value of the Company’s assets immediately prior to confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims.

Upon adoption of Fresh Start Accounting, the reorganization value derived from the enterprise value as disclosed in the Plan was allocated to the Company’s assets and liabilities based on their fair values (except for deferred income taxes) in accordance with ASC 805, Business Combinations. The amount of deferred income taxes recorded was determined in accordance with ASC 740, Income Taxes.

The Plan Effective Date fair values of the Company’s assets and liabilities differed materially from their recorded values as reflected on the historical balance sheet. The effects of the Plan and the application of Fresh Start Accounting were reflected on the consolidated balance sheet as of December 31, 2020 and the related adjustments thereto were recorded in the consolidated statement of operations for the year ended December 31, 2020.

As a result of the adoption of Fresh Start Accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements subsequent to December 31, 2020, will not be comparable to its consolidated financial statements on and prior to December 31, 2020. References to “Successor” relate to the financial position and results of operations of the reorganized Company as of and subsequent to December 31, 2020. References to “Predecessor” relate to the financial position of the Company prior to, and results of operations through and including, December 31, 2020.

The Company’s consolidated statement of equity is presented with a “black line” division, which delineates the lack of comparability between amounts presented, as of December 31, 2020 and the Predecessor period. All income statement amounts presented through December 31, 2020 related to the Predecessor and are not comparable to future successor periods after December 31, 2020. Accordingly, the Company’s financial results for future periods following the application of Fresh Start Accounting will be different from historical trends and the differences may be material.

Reorganization Value

Under ASC 852, the Successor determined a value to be assigned to the equity of the emerging entity as of the date of adoption of Fresh Start Accounting. The Plan confirmed by the Bankruptcy Court estimated a range of enterprise values between $577 million and $712 million, with a midpoint of $645 million. The Company deemed it appropriate to use the midpoint between the low end and high end of the range to determine the final enterprise value of $645 million for Fresh Start Accounting purposes.

The following table reconciles the enterprise value to the estimated fair value of our Successor membership capital as of the Plan Effective Date (in thousands):

Enterprise value	$645,000
Plus: Cash and cash equivalents (excludes funds held in professional fee escrow of $9.9 million)	109,143

Fair value of Successor membership capital	$754,143

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

The following table reconciles the enterprise value to the reorganization value of the Successor’s assets to be allocated to the Company’s individual assets as of the Plan Effective Date (in thousands):

Enterprise value	$645,000
Plus: Cash and cash equivalents (excludes funds held in professional fee escrow of $9.9 million)	109,143
Plus: Current liabilities	39,135
Plus: Non-current liabilities	29,385

Reorganization value of Successor’s assets to be allocated	$822,663

With the assistance of financial advisors, we determined the enterprise and corresponding equity value of the Successor using various valuation methods, including: (i) a calculation of the present value of future cash flows based on our financial projections, and (ii) a comparable companies trading multiples analysis based on earnings before interest, taxes, depreciation and amortization (EBITDA). The enterprise value and corresponding equity value are dependent upon achieving the future financial results set forth in our valuations, as well as the realization of certain other assumptions. All estimates, assumptions, valuations and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, we cannot assure you that the estimates, assumptions, valuations or financial projections will be realized, and actual results could vary materially.

Valuation Process

The fair values of the Company’s principal assets, drillships and related equipment, were estimated with the assistance of third party valuation advisors. The reorganization value was allocated to the Company’s individual assets and liabilities based on their fair values. The income approach, market approach, and the cost approach were considered for estimating the fair value of each individual asset. The market approach and the cost approach employ the use of significant observable inputs, which represent Level 2 fair value measurements. Although the income approach was not applied to value all assets individually, the Company did consider the earnings for each of the drillships using significant unobservable inputs, which represent Level 3 fair value measurements. Economic obsolescence was considered in situations in which the earnings of the applicable drillship suggest economic obsolescence. When penalizing assets for economic obsolescence, an additional economic obsolescence penalty was levied, while considering scrap value to be the floor value for an asset. Since more than one approach was used to develop a valuation, the various approaches were reconciled to determine a final value conclusion. Further detail is as follows:

Drillships and related equipment

The fair value of the drillships and related equipment was determined using a combination of the discounted cash flow method (income approach), which we discounted at a rate of approximately 17.3%, the cost approach and the sales comparison (market) approach. The income approach was utilized to estimate the fair value of the drillships that generated positive returns on projected cash flows over the remaining economic useful life of the drillships and that valuation was compared to the fair value utilizing the cost approach, adjusted as needed for asset type, age, physical deterioration and obsolescence. For assets where an active secondary market exists, we utilized the sales comparison (market) approach to estimate the fair value of the assets, which involved gathering market data and analyzing comparable sales of similar assets. This approach was used to estimate a scrap value for two drillships, the Pacific Bora and the Pacific Mistral, which are expected to be retired in the near future.

Materials and Supplies

The fair value of the materials and supplies was determined by the direct and indirect methods of the cost approach. The materials and supplies were analyzed on a line-by-line basis and each asset was adjusted for age, physical depreciation and obsolescence.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Consolidated Balance Sheet

The adjustments included in the following fresh start consolidated balance sheet reflect the effects of the transactions contemplated by the Plan and executed by the Company on the Plan Effective Date (reflected in the column “Reorganization Adjustments”) and fair value and other required accounting adjustments resulting from the adoption of Fresh Start Accounting (reflected in the column “Fresh Start Adjustments”). The explanatory notes provide additional information with regard to the adjustments recorded, the methods used to determine the fair values and significant assumptions.

	As of December 31, 2020
(in thousands)	Predecessor	Reorganization Adjustments (1)		Fresh Start Adjustments		Successor
Assets:
Cash and cash equivalents	$121,409	$(18,072	)(2)	$—		$103,337
Restricted cash	5,806	9,862	(3)	—		15,668
Accounts receivable, net	12,727	—		—		12,727
Materials and supplies	43,345	—		(30,383	)(13)	12,962
Deferred costs, current	3,680	—		(3,680	)(14)	—
Prepaid expenses and other current assets	23,630	(10,877	)(4)	(209	)(15)	12,544

Total current assets	210,597	(19,087)		(34,272)		157,238

Property and equipment, net	1,739,317	—		(1,084,203	)(16)	655,114
Other assets	22,304	1,848	(5)	(13,841	)(17)	10,311

Total assets	$1,972,218	$(17,239)		$(1,132,316)		$822,663

Liabilities and equity:
Accounts payable	$2,428	$—		$—		$2,428
Accrued expenses	34,672	2,035	(6)	—		36,707
Deferred revenue, current	933	—		(933	)(18)	—

Total current liabilities	38,033	2,035		(933)		39,135

Other long-term liabilities	36,794	(202	)(7)	(7,207	)(19)	29,385

Total liabilities not subject to compromise	74,827	1,833		(8,140)		68,520
Liabilities subject to compromise	1,141,465	(1,141,465	)(8)	—		—
Commitments and contingencies
Equity:
Membership capital	—	754,143	(9)	—		754,143
Common shares	752	(752	)(10)	—		—
Additional paid-in capital	1,658,877	2,688	(11)	(1,661,565	)(20)	—
Treasury shares, at cost	(652)	652	(10)	—		—
Accumulated deficit	(903,051)	365,662	(12)	537,389	(20)	—

Total equity	755,926	1,122,393		(1,124,176)		754,143

Total liabilities and equity	$1,972,218	$(17,239)		$(1,132,316)		$822,663

Reorganization Adjustments

(1)

Represent amounts recorded as of the Plan Effective Date for the implementation of the Plan, including, among other items, settlement of the Predecessor’s liabilities subject to compromise and issuance of the Successor’s membership interests and warrants.

(2)	Changes in cash and cash equivalents include the following (in thousands):

Funding of professional fee escrow	$(9,862)
Payment of professional fees including success fees	(6,253)
Payment of deferred financing costs	(1,957)

Net change in cash and cash equivalents	$(18,072)

(3)	Represents the funding of the professional fee escrow.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

(4)	Change in prepaid expenses and other current assets includes the following (in thousands):

Recognition of income tax receivable related to the implementation of the Plan	$124
Elimination of prepaid directors’ and officers’ insurance policies related to the Predecessor	(6,171)
Expensing of the prepaid backstop commitment fee on Delayed Draw Term Loan Facility	(4,000)
Expensing of the prepaid retention awards earned upon the Plan Effective Date	(830)

Net change in prepaid expenses and other current assets	$(10,877)

(5)	Change in other assets include the following (in thousands):

Payment of deferred financing costs	$1,957
Accrual of deferred financing costs	800
Reflects the net reduction of deferred tax assets related to the implementation of the Plan	(909)

Net change in other assets	$1,848

(6)	Changes in accrued expenses include the following (in thousands):

Accrual of professional fees - success fees	$3,313
Accrual of retention awards earned upon the Plan Effective Date	1,212
Accrual of deferred financing costs	800
Payment of professional fees	(2,811)
Reduction in income tax payable related to the implementation of the Plan	(479)

Net change in accrued expenses	$2,035

(7)	Reflects the net decrease in deferred tax liabilities related to the implementation of the Plan.

(8)	Liabilities subject to compromise settled in accordance with the Plan and the resulting gain were determined as follows (in thousands):

Liabilities subject to compromise	$1,141,465
Issuance of Successor membership interest to creditors	(697,267)
Issuance of Successor warrants to creditors	(56,876)

Gain on settlement of liabilities subject to compromise	$387,322

(9)	Represents the issuance of Successor membership interests and warrants to creditors.

(10)	Represents the elimination of Predecessor common shares and treasury shares in accordance with the Plan.

(11)	The increase in additional paid-in capital reflects (in thousands):

Acceleration of incremental compensation expense for vesting of modified equity awards upon the Plan Effective Date	$2,588
Elimination of Predecessor common shares and treasury shares in accordance with the Plan	100

Net change in additional paid-in-capital	$2,688

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

(12)	The decrease in accumulated deficit resulted from the following (in thousands):

Gain on settlement of liabilities subject to compromise	$387,322
Expensing of the prepaid backstop commitment fee on the Delayed Draw Term Loan Facility	(4,000)
Recognition of professional and success fees paid on Plan Effective Date	(3,442)
Accrual of professional fees - success fees	(3,313)
Elimination of prepaid directors’ and officers’ insurance policies related to the Predecessor	(6,171)
Acceleration of incremental compensation expense for vesting of modified equity awards upon the Plan Effective Date	(2,588)
Acceleration of prepaid retention awards expense earned upon the Plan Effective Date	(2,042)
Reduction in current income tax related to the implementation of the Plan	603
Recognition of deferred tax expense related to the implementation of the Plan	(707)

Net change in accumulated deficit	$365,662

Fresh Start Adjustments

(13)	Reflects the fair value adjustment of $30.4 million to the Company’s materials and supplies due to the adoption of Fresh Start Accounting.

(14)	Reflects the elimination of current deferred costs of $3.7 million due to the adoption of Fresh Start Accounting.

(15)	Mainly reflects the fair value adjustment to the Company’s prepaid fuel due to the adoption of Fresh Start Accounting.

(16)	Reflects the fair value adjustment to the Company’s property and equipment, net due to the adoption of Fresh Start Accounting. A comparison of historical and new fair values is as follows:

	Successor	Predecessor
	(in thousands)
Drillships and related equipment	$655,114	$1,966,728
Accumulated depreciation	—	(227,411)

Property and equipment, net	$655,114	$1,739,317

(17)	Reflects the elimination of deferred costs of $13.6 million and reduction in deferred tax balances of $0.2 million due to the adoption of Fresh Start Accounting.

(18)	Mainly reflects the elimination of deferred revenue due to the adoption of Fresh Start Accounting.

(19)	Represents the adjustment to deferred tax balances as a result of adopting Fresh Start Accounting.

(20)	Reflects the cumulative impact of Fresh Start Accounting adjustments discussed above and the elimination of Predecessor accumulated deficit.

Note 4—Significant Accounting Policies

Principles of Consolidation—Our consolidated financial statements include the accounts of Pacific Drilling Company LLC and consolidated subsidiaries that we control by ownership of a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes. We eliminate all intercompany transactions and balances in consolidation.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

We are party to a Nigerian joint venture, Pacific International Drilling West Africa Limited (“PIDWAL”), with Derotech Offshore Services Limited (“Derotech”), a privately-held Nigerian registered limited liability company. Derotech owns 51% of PIDWAL and we own 49% of PIDWAL. During the Predecessor period in 2020, Pacific Scirocco Ltd. (“PSL”) and Pacific Bora Ltd. (“PBL”), which own the Pacific Scirocco and Pacific Bora, respectively, were owned 49.9% by our wholly-owned subsidiary Pacific Drilling Limited (“PDL”) and 50.1% by Pacific Drillship Nigeria Limited (“PDNL”), and as of December 31, 2020, as a result of certain intercompany transfers, PBL and PSL were owned 100% by PDL. PDNL is owned 0.1% by PDL and 99.9% by PIDWAL. Derotech will not accrue the economic benefits of its interest in PIDWAL unless and until it satisfies certain outstanding obligations to us and a certain pledge is cancelled by us. Likewise, PIDWAL will not accrue the economic benefits of its interest in PDNL unless and until it satisfies certain outstanding obligations to us and a certain pledge is cancelled by us. PIDWAL and PDNL are variable interest entities for which we are the primary beneficiary. Accordingly, we consolidate all interests of PIDWAL and PDNL in our consolidated financial statements and no portion of their operating results is allocated to the noncontrolling interest. See Note 15.

Accounting Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including those related to allowance for credit losses, financial instruments, obsolescence for materials and supplies, depreciation of property and equipment, deferred costs, impairment of long-lived assets, income taxes and contingencies. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

Revenue from Contracts with Clients—We earn revenue primarily by (i) providing our drillship, work crews, related equipment, services and supplies necessary to operate the rig, (ii) delivering the rig by mobilizing to and demobilizing from the drill location and (iii) performing certain pre-operating activities, including rig preparation activities or equipment modifications required for the contract.

Dayrate Drilling Revenue. Our drilling contracts provide for payment on a dayrate basis, with higher rates for periods when the drillship is operating and lower rates or zero rates for periods when drilling operations are interrupted or restricted. The dayrate invoices billed to the client are determined based on the varying rates applicable to the specific activities performed on an hourly basis. Such dayrate consideration is attributed to the distinct hourly increment to which it relates within the contract term. Therefore, we record dayrate drilling revenue consistent with the contractual rate invoiced for the services provided during the respective period.

Mobilization/Demobilization Revenue. We may receive fees for the mobilization and demobilization of our rigs. These activities are not considered to be distinct within the context of the contract and therefore, the associated revenue is allocated to the overall performance obligation and recognized ratably over the initial term of the related drilling contract. We record a contract liability for mobilization fees received, which is amortized ratably to contract drilling revenue as services are rendered over the initial term of the related drilling contract. Demobilization revenue expected to be received upon contract completion is estimated as part of the overall transaction price at contract inception. We record demobilization revenue in earnings ratably over the expected term of the contract with an offset to an accretive contract asset.

Contract Preparation Revenue. Some of our drilling contracts require downtime before the start of the contract to prepare the rig to meet client requirements. At times, we may be compensated by the client for such work. These activities are not considered to be distinct within the context of the contract. We record a contract liability for contract preparation fees received, which is amortized ratably to contract drilling revenue over the initial term of the related drilling contract.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Capital Upgrade Revenue. From time to time, we may receive fees from our clients for capital improvements or upgrades to our rigs to meet contractual requirements. These activities are not considered to be distinct within the context of our contracts. We record a contract liability for such fees and recognize them ratably as contract drilling revenue over the initial term of the related drilling contract.

Revenues Related to Reimbursable Expenses. We generally receive reimbursements from our clients for the purchase of supplies, equipment, personnel services and other services provided at their request in accordance with a drilling contract or other agreement. Such reimbursable revenue is variable and subject to uncertainty, as the amounts received, and timing thereof are highly dependent on factors outside of our control. Accordingly, reimbursable revenue is not included in the total transaction price until the uncertainty is resolved, which typically occurs when the related costs are incurred on behalf of a client. We are generally considered a principal in such transactions. Therefore, we record the associated revenue at the gross amount billed to the client in the period the corresponding goods and services are to be provided.

Contract Fulfillment Costs. Certain direct and incremental costs incurred for upfront preparation and initial mobilization of contracted rigs represent costs of fulfilling a contract as they relate directly to a contract, enhance resources that will be used to satisfy our performance obligations in the future and are expected to be recovered. Such costs are deferred as a current or noncurrent asset depending on the length of the initial contract term and amortized ratably to operating expenses as services are rendered over the initial term of the related drilling contract. Deferred contract costs are impaired in the period if the carrying amount is not recoverable. During the Predecessor period in 2020, there was no impairment of deferred contract costs. See Note 8.

Cash and Cash Equivalents—Cash equivalents are highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash.

Restricted Cash—As of December 31, 2020, our restricted cash balance included $5.6 million held as credit support for a bank guarantee, as well as $0.2 million and $0.5 million of cash collateral under our treasury management services agreement with a financial institution, respectively. The December 31, 2020 balance also included $9.9 million escrow funds to settle professional fees incurred upon or prior to our emergence from our Chapter 11 proceedings.

Accounts Receivable—We record trade accounts receivable at the amount we invoice our clients. We do not generally require collateral or other security for receivables.

Effective January 1, 2020, we recognize an allowance for credit losses that results in the underlying accounts receivable reflecting the net amount expected to be collected. The allowance is measured and recorded upon the initial recognition of the accounts receivable based on its amortized cost that we do not expect to collect over the contractual life.

We use short-term creditworthiness data on our clients from credit rating agencies to measure expected credit losses on accounts receivable on a collective basis when similar risk characteristics exist. If we determine that the accounts receivable from a client does not share risk characteristics with others, we evaluate the asset for expected credit losses on an individual basis and do not include it in a collective evaluation. To estimate the allowance for credit losses, we apply the aging method based on our historical credit loss experience adjusted for any applicable current conditions and reasonable and supportable forecasts of future economic conditions. We considered the impact of the COVID-19 pandemic and lower oil prices on our current estimate of credit losses. As of December 31, 2020, there was no allowance for credit losses related to our accounts receivable and contract assets, nor any corresponding activities for the year ended December 31, 2020.

Materials and Supplies—Materials and supplies held for consumption are carried at average cost if acquired after the adoption of Fresh Start Accounting or at fair value if already outstanding upon the adoption of Fresh Start Accounting. Materials and supplies balances were presented net of allowances for excess or obsolete materials. As of December 31, 2020, there was no material and supplies balances.

Property and Equipment—Upon the adoption of Fresh Start Accounting, drillships and other property and equipment are recorded at fair value. Capital expenditures made subsequent to the adoption of Fresh Start Accounting, are recorded at cost. Ongoing maintenance, routine repairs and minor replacements are expensed as incurred.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Property and equipment are depreciated to their salvage value on a straight-line basis over the estimated useful lives of each class of assets. The estimated useful lives of property and equipment are as follows:

Years
Drillships and related equipment (Successor)	6-30

We review property and equipment for impairment when events or changes in circumstances indicate that the carrying amounts of our assets held and used may not be recoverable. Potential impairment indicators include steep declines in commodity prices and related market conditions, cold stacking of rigs or significant damage to the property and equipment that adversely affects the extent and manner of its use. We assess impairment using estimated undiscounted cash flows for the property and equipment being evaluated by applying assumptions regarding future operations, market conditions, dayrates, utilization and idle time. An impairment loss is recorded in the period if the carrying amount of the asset is not recoverable. During the Predecessor period in 2020, there were no long-lived asset impairments.

Deferred Certification and Major Maintenance Costs—We are required to obtain certifications from various regulatory bodies in order to operate our drilling rigs and maintain such certifications through periodic inspections and surveys. The costs incurred in connection with maintaining such certifications, including inspections, tests, surveys and drydock, as well as remedial structural work and other compliance costs, are deferred and amortized on a straight-line basis over the corresponding certification periods and included in operating expenses. We also perform periodic disassembly, inspection and applicable overhaul of our drilling and marine equipment based on manufacturers guidelines outside of our normal maintenance. These major maintenance costs incurred are deferred and amortized on a straight-line basis over the corresponding inspection periods and included in operating expenses. As of December 31, 2020, there was no deferred certification and major maintenance costs included in deferred costs, current and other assets on our consolidated balance sheet.

Deferred Financing Costs—Deferred financing costs associated with the Delayed Draw Term Loan Facility are carried at cost and are amortized to interest expense on a straight-line basis over the term of the Delayed Draw Term Loan Facility.

Foreign Currency Transactions—The consolidated financial statements are stated in U.S. dollars. We have designated the U.S. dollar as the functional currency for our foreign subsidiaries in international locations because we contract with clients, purchase equipment and finance capital using the U.S. dollar. Transactions in other currencies have been translated into U.S. dollars at the rate of exchange on the transaction date. Any gain or loss arising from a change in exchange rates subsequent to the transaction date is included as an exchange gain or loss. Monetary assets and liabilities denominated in currencies other than U.S. dollars are reported at the rates of exchange prevailing at the end of the reporting period. During the Predecessor period in 2020, foreign exchange losses were $0.4 million, recorded in other expense in our consolidated statement of operations.

Fair Value Measurements—We estimate fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that are categorized using a three-level hierarchy as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) unobservable inputs that require significant judgment for which there is little or no market data (“Level 3”). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Share-Based Compensation—The grant date fair value of share-based awards granted to employees is recognized as an employee compensation expense over the requisite service period on a straight-line basis. The amount of compensation expense ultimately recognized is based on the number of awards that meet the vesting conditions at the vesting date. Any adjustments to the compensation cost recognized in our consolidated statement of operations for awards that are forfeited are recognized in the period in which the forfeitures occur. As of December 31, 2020, we had no outstanding share-based awards.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Leases—We recognize a right-of-use asset and a lease liability on our consolidated balance sheet for leases under which we are the lessee, after applying the short-term lease exemption. Operating lease right-of-use assets and liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. For discount rate, we use our incremental borrowing rate based on information available at commencement date if the rate implicit in the lease cannot be readily determined. For our drilling contracts, which contain a lease component, we apply the practical expedient to recognize revenues based on the service component, which we determined to be predominant. See Note 9.

Contingencies—We record liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated. Once established, we adjust the estimated contingency loss accrual for changes in facts and circumstances that alter our previous assumptions with respect to the likelihood or amount of loss. We recognize legal fees related to loss contingencies as incurred.

Income Taxes—Income taxes are provided based upon the tax laws and rates in the countries in which our subsidiaries are registered and where their operations are conducted, and income and expenses are earned and incurred, respectively. We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable enacted tax rates in effect in the year in which the asset is realized, or the liability is settled. A valuation allowance for deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We recognize tax benefits from an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount recognized is the largest benefit that we believe has greater than a 50% likelihood of being realized upon settlement. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations and the final audit of tax returns by taxing authorities. We recognize interest and penalties related to uncertain tax positions in income tax expense.

Subsequent Events—We evaluated subsequent events through April 1, 2021, the date the consolidated financial statements were available to be issued.

Recently Adopted Accounting Standards

Measurement of Credit Losses on Financial Instruments — On June 16, 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which introduces a new model for recognizing credit losses based on an estimate of expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. In April 2019, the FASB issued codification improvements to Topic 326 to clarify that all expected recoveries should be included in the estimate of the allowance for credit losses. We adopted the standard effective January 1, 2020 with no material effect on our consolidated statements of financial position, operations or cash flows or related disclosures.

Recently Issued Accounting Standards

Simplifications to Income Tax Accounting — On December 18, 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which removes certain exceptions for investments, intra-period allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes. This update is effective for the Company for annual and interim periods beginning after January 1, 2022. We do not expect our adoption to have a material effect on our consolidated financial statements and related disclosures.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Note 5—Property and Equipment

Property and equipment consists of the following:

Successor
December 31, 2020
(in thousands)
Drillships and related equipment	$655,114
Accumulated depreciation	—

Property and equipment, net	$655,114

During the first quarter of 2020, the COVID-19 pandemic weakened demand for oil, and we saw significant cuts in the capital expenditure budgets for many exploration and production companies coupled with a severe oversupply of oil. The impact of these market conditions on our business has been direct and significantly negative. As a result, we determined an impairment indicator existed and we tested for impairment in the first quarter of 2020. We performed a recoverability test and determined that the estimated undiscounted cash flows of our drillships significantly exceeded their carrying amounts. As a result, no impairment loss was recorded. See Note 3 for the effects of Fresh Start Accounting on our property and equipment.

During the Predecessor period in 2020, depreciation expense was $107.5 million.

Note 6—Debt

Debt, net of debt premium (discount), consists of the following:

Successor
December 31, 2020
(in thousands)
Debt Obligations:
Delayed Draw Term Loan Facility	$—

Total long-term debt	$—

Pre-Petition Secured Debt

On October 30, 2020, the Debtors filed the Bankruptcy Petitions for relief under Chapter 11 of the Bankruptcy Code. Prior to the Petition Date, the Company had outstanding its First Lien Notes and Second Lien PIK Notes, as well as a $50.0 million first lien superpriority revolving credit facility (the “Revolving Credit Facility, and collectively with the Notes, the “Pre-Petition Secured Debt”). For a description of the Pre-Petition Secured Debt, see below.

The Company repaid the Revolving Credit Facility in full prior to the filing of the Chapter 11 Cases. The filing of the Bankruptcy Petitions constituted an event of default and immediate acceleration of all amounts due with respect to the Notes. As a result, the Notes became immediately due and payable and any efforts to enforce such payment obligations were automatically stayed as a result of the Chapter 11 proceedings.

On December 31, 2020, the Company emerged from the Chapter 11 proceedings, and issued membership interests and the New 2L Warrants in satisfaction of the claims under the Notes. As a result, the Pre-Petition Secured Debt is no longer outstanding.

Delayed Draw Term Loan Facility

On December 31, 2020, the Company, as borrower, certain subsidiaries of the Company, as guarantors, Cantor Fitzgerald Securities (“Cantor Fitzgerald”), as administrative agent, collateral agent and security trustee, and the lenders party thereto, entered into a credit agreement that provides an $80.0 million delayed draw term loan facility (the “Delayed Draw Term Loan Facility”). The Delayed Draw Term Loan Facility provides for an accordion feature, under which an additional $50.0 million may be borrowed. As of December 31, 2020, there were no amounts drawn on the facility.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

The Delayed Draw Term Loan Facility will mature on December 31, 2025, at which time all principal is due and payable. Borrowings under the Delayed Draw Term Loan Facility bear interest, payable quarterly on the last day of each calendar quarter, entirely by increasing the then outstanding aggregate principal amount borrowed under the Delayed Draw Term Loan Facility at a rate of 12.0% (“PIK Interest”). During the eligible draw period from December 31, 2020 to June 30, 2022, the Company pays a quarterly fee equal to the product of 1.0% per annum and the average daily amount of the unused commitments.

The Delayed Draw Term Loan Facility is secured by first priority liens on all assets, including vessels, vessel earnings, stock, accounts receivable and UCC covered assets of the Company and its subsidiaries. The Company’s obligations under the Delayed Draw Term Loan Facility are guaranteed by all of the Company’s subsidiaries other than certain immaterial subsidiaries.

Amounts are available to be borrowed under the Delayed Draw Term Loan Facility until June 30, 2022, after which no amounts may be borrowed. Borrowings under the Delayed Draw Term Loan Facility must be made in minimum amounts of $25.0 million, and amounts repaid may not be re-borrowed. Borrowings under the Delayed Draw Term Loan Facility may be used to finance working capital needs and for general corporate purposes of the Company and its subsidiaries.

The Company may voluntarily prepay amounts outstanding under the Delayed Draw Term Loan Facility, in whole or in part, in minimum amounts of $1.0 million. The Company will be required to prepay amounts borrowed under the Delayed Draw Term Loan Facility: (a) with any net proceeds from asset sales in excess of $1.0 million after such cumulative proceeds received are greater than $25.0 million (with certain exceptions), (b) with 100% of any proceeds received from debt issuances or in connection with an event of loss, or (c) in full upon a change of control (as defined therein). A 1% prepayment premium applies to all optional prepayments and mandatory prepayments from debt issuances or a change of control if any of these prepayments occur within the first year following the closing date.

The Delayed Draw Term Loan Facility contains covenants customary for facilities of this type, limiting the ability of the Company and its subsidiaries to, among other things, (i) create or incur liens and/or additional debt, (ii) make certain restricted payments and investments; (iii) enter into certain transactions with affiliates, and (iv) change the flag jurisdiction outside of approved jurisdictions with respect to the vessels.

The Delayed Draw Term Loan Facility contains customary events of default, including, among other things, (i) failure to make required payments; (ii) failure to comply with certain agreements or covenants; (iii) failure to pay certain other indebtedness; (iv) certain events of bankruptcy and insolvency; (v) failure to pay certain judgments; and (vi) an occurrence of a change of control (as defined therein). Upon an event of default, the lenders party to the Delayed Draw Term Loan Facility are entitled, subject to certain limitations, to declare any obligations of the Company or its subsidiaries to the lenders immediately due and payable and to take all actions permitted to be taken by a secured creditor.

Description of Pre-Petition Secured Debt

First Lien Notes

On September 26, 2018, Pacific Drilling First Lien Escrow Issuer Limited (the “First Lien Escrow Issuer”), a private company limited by shares incorporated in the British Virgin Islands and wholly owned subsidiary of the Company, entered into an indenture (the “First Lien Notes Indenture”) with Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent, relating to the issuance by the First Lien Escrow Issuer of the First Lien Notes. In November 2018, the First Lien Escrow Issuer merged into the Company and the Company assumed all obligations of the First Lien Escrow Issuer under the First Lien Notes Indenture.

While discussions with the Consenting Creditors regarding the terms of a potential consensual comprehensive restructuring of its indebtedness were continuing prior to the filing of the Bankruptcy Petitions, the Company did not make the $31.4 million interest payment due and payable on October 1, 2020 with respect to the First Lien Notes, and

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

used the 30-day grace period provided under the First Lien Notes Indenture. The Company’s election to use the grace period did not trigger a cross-default under any of the Company’s debt obligations as the Company obtained all necessary waivers and/or consents.

The First Lien Notes accrued interest at a rate of 8.375% per annum, payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2019, with a scheduled maturity date of October 1, 2023.

The First Lien Notes were secured by first-priority liens on substantially all assets of the Company and the guarantors (other than certain excluded property), including (i) vessels, (ii) books and records, (iii) certain deposit accounts and the amounts contained therein, (iv) assignments of proceeds of hull and machinery and loss of hire insurance, (v) assignments of earnings from drilling contracts, and (vi) equity interests owned by the Company and the guarantors, in each case, subject to certain exceptions.

Effective December 31, 2020, pursuant to the Plan, we issued membership interests in satisfaction of the First Lien Notes and thus they are no longer outstanding.

Second Lien PIK Notes

On September 26, 2018, Pacific Drilling Second Lien Escrow Issuer Limited (the “Second Lien Escrow Issuer”), a private company limited by shares incorporated in the British Virgin Islands and a wholly owned subsidiary of the Company, entered into an indenture (the “Second Lien PIK Notes Indenture”) with the Trustee, as trustee and junior lien collateral agent, relating to the issuance by the Second Lien Escrow Issuer of approximately $273.6 million aggregate principal amount of Second Lien PIK Notes. Approximately $23.6 million aggregate principal amount was issued as a commitment fee to an ad hoc group of holders of our pre-petition notes in exchange for their agreement to backstop the issuance of the Second Lien PIK Notes. In November 2018, the Second Lien Escrow Issuer merged into the Company and the Company assumed all obligations of the Second Lien Escrow Issuer under the Second Lien PIK Notes Indenture.

While discussions with the Consenting Creditors regarding the terms of a potential consensual comprehensive restructuring of its indebtedness were continuing prior to the filing of the Bankruptcy Petitions, the Company did not make the $19.6 million interest payment due and payable on October 1, 2020 with respect to the Second Lien PIK Notes, and used the 30-day grace period provided under the Second Lien PIK Notes Indenture. The Company’s election to use the grace period did not trigger a cross-default under any of the Company’s debt obligations as the Company obtained all necessary waivers and/or consents.

For each interest period, interest was payable, at the option of the Company, (i) entirely in cash at a rate of 11.0% (“Cash Interest”), (ii) entirely through the issuance of additional Second Lien PIK Notes having the same terms and conditions as the Second Lien PIK Notes issued in the initial Second Lien PIK Notes offering in a principal amount equal to the amount of interest then due and payable or by increasing the then outstanding aggregate principal amount of Second Lien PIK Notes at a rate of 12.0% (“PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest.

Interest on the Second Lien PIK Notes was payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2019, and the Second Lien PIK Notes had a scheduled maturity date of April 1, 2024. As of December 31, 2020, the Company made the following payments in the form of PIK Interest:

Payment Date	PIK Interest
(in thousands)
April 1, 2019	$16,873
October 1, 2019	17,429
April 1, 2020	18,475

The Second Lien PIK Notes were jointly and severally and fully and unconditionally guaranteed on a senior secured basis by all of the Company’s subsidiaries that guaranteed the Company’s First Lien Notes and were secured by second-priority liens on all of the assets of the Company and the guarantors that also served as collateral for the Company’s First Lien Notes.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Effective December 31, 2020, pursuant to the Plan, we issued membership interests and New 2L Warrants in satisfaction of the Second Lien PIK Notes and thus they are no longer outstanding.

Revolving Credit Facility

On February 7, 2020, PDSA, as borrower, Angelo, Gordon Energy Servicer, LLC (“Angelo Gordon”), as administrative agent and the lenders party thereto, entered into the Revolving Credit Facility. In early 2020, the full available amount of $50.0 million was drawn on the facility. All borrowings under the Revolving Credit Facility were incurred at the PDSA level. The Revolving Credit Facility was scheduled to mature on April 1, 2023.

Borrowings under the Revolving Credit Facility bore interest at a rate determined by reference to the then effective three-month LIBO rate, with a 1.5% floor, adjusted for statutory reserve requirements, plus an applicable percentage of 7.5%, payable quarterly. The Company paid a quarterly commitment fee at a 1.5% annual rate for unused commitments. The Company was required to pay a “prepayment premium” in connection with prepayments resulting in termination of the Revolving Credit Facility equal to 2% of the principal amount of such commitments terminated during the first 12 months following the closing date.

On October 30, 2020, prior to the filing of the Bankruptcy Petitions, the Company repaid in full the $50.0 million Revolving Credit Facility plus accrued interest and prepayment premium, and the Revolving Credit Facility was terminated. The transaction resulted in a $1.0 million of loss on debt extinguishment. Upon such repayment, the Revolving Credit Facility and all commitments thereunder were terminated, all liens and security interests granted to secure the obligations under the Revolving Credit Facility were automatically terminated, and the Company and its agents and designees were authorized to file such termination statements and releases in order to permit the termination of such liens and security interests.

Debt Premium (Discount) and Deferred Financing Costs

As a result of the filing of the Bankruptcy Petitions, we wrote off $6.1 million of unamortized net debt premium associated with our First Lien Notes and Second Lien PIK Notes and $1.6 million of deferred financing costs associated with the Revolving Credit Facility as of December 31, 2020. The net effect of such write-offs is presented as “Write-off of debt premium, net” in the consolidated statement of operations.

Note 7—Income Taxes

Pacific Drilling S.A., our former parent company and a Luxembourg resident, is subject to Luxembourg corporate income tax and municipal business tax at a combined rate of 24.9% for the year ended December 31, 2020. Qualifying dividend income and capital gains on the sale of qualifying investments in subsidiaries are exempt from Luxembourg corporate income tax and municipal business tax. Consequently, the Company expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Luxembourg corporate income tax and municipal business tax.

Under the Plan, the Notes were cancelled and extinguished in exchange for membership interests of Pacific Drilling Company LLC, resulting in cancellation of debt income (“CODI”) for Pacific Drilling S.A. of $382.2 million as calculated under Luxembourg accounting and tax principles. Article 52 of Luxembourg Income Tax Law generally provides for an exemption from income tax for CODI that remains after the utilization of net operating losses. As part of the Plan, certain intercompany debt was extinguished, resulting in bad debt losses for Pacific Drilling S.A., which together with its available net operating losses, is sufficient to fully offset CODI of Pacific Drilling S.A. that resulted from the Plan.

Income taxes have been provided based on the laws and rates in effect in the countries in which our operations are conducted or in which our subsidiaries are considered residents for income tax purposes. Our income tax expense or benefit arises from our mix of pretax earnings or losses, respectively, in the international tax jurisdictions in which we operate. Because the countries in which we operate have different statutory tax rates and tax regimes with respect to one another, there is no expected relationship between the provision for income taxes and our income or loss before income taxes.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Income (Loss) before income taxes consists of the following:

Predecessor
Year Ended
December 31, 2020
(in thousands)
Cayman Islands	$(78,783)
Luxembourg	210,708
United States	(23,161)
British Virgin Islands	(525,668)
Gibraltar	(222,116)
Hungary	(280,673)
Liberia	(121,751)
Other jurisdictions	(27,805)

Loss before income taxes	$(1,069,249)

The components of income tax provision consist of the following:

Predecessor
Year Ended
December 31, 2020
(in thousands)
Current income tax expense:
Luxembourg	$1,393
United States	3,435
Other foreign	2,467

Total current	7,295
Deferred tax expense:
Luxembourg	805
United States	267

Total deferred	1,072

Income tax expense	$8,367

A reconciliation between the Luxembourg statutory rate of 24.9% for the year ended December 31, 2020 and our effective tax rate is as follows:

Predecessor
Year Ended
December 31, 2020
Statutory rate	24.9%
Effect of tax rates different from the Luxembourg statutory tax rate	(14.4)%
Change in valuation allowance	(11.2)%
Equity based compensation shortfall	(0.1)%
Change in enacted statutory tax rates	0.1%
Adjustments related to prior years	(0.1)%

Effective tax rate	(0.8)%

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

The components of deferred tax assets and liabilities consist of the following:

Successor
December 31, 2020
(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$780,498
Depreciation and amortization	25,783
Accrued payroll expenses	746
Deferred revenue	40
Interest expense limitation carryforward	13,541
Other	305

Deferred tax assets	820,913
Less: valuation allowance	(814,350)

Total deferred tax assets	$6,563

Deferred tax liabilities:
Depreciation and amortization	$(35)
Other	(906)

Total deferred tax liabilities	$(941)

Net deferred tax assets	$5,622

As of December 31, 2020, the Company had gross deferred tax assets of $780.5 million related to loss carry forwards in various worldwide tax jurisdictions. The majority of the loss carry forwards are in Luxembourg and have a related gross deferred tax asset of $729.5 million that expire starting in 2034. The remaining loss carry forwards have no expiration.

A valuation allowance for deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2020, the valuation allowance for deferred tax assets was $814.4 million.

We previously considered the earnings of certain of our subsidiaries to be indefinitely reinvested. As of December 31, 2020, we are no longer permanently reinvesting their earnings and have recorded the deferred and current tax liability on their earnings. Such tax liabilities shall be due upon actual or deemed distributions to their respective parent owner.

We recognize tax benefits from an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount recognized is the largest benefit that we believe has greater than a 50% likelihood of being realized upon settlement. As of December 31, 2020, we had $43.5 million of unrecognized tax benefits which were included in other long-term liabilities on our consolidated balance sheet and would impact our consolidated effective tax rate if realized. To the extent we have income tax receivable balances available to utilize against amounts payable for unrecognized tax benefits, we have presented such receivable balances as a reduction to other long-term liabilities on our consolidated balance sheet. During the Predecessor period in 2020, there were no unrecognized tax benefits.

As of December 31, 2020, we have no accrued interest and penalties related to uncertain tax positions on our balance sheet as such payments would not be required by law.

The Company is subject to taxation in various U.S., foreign, and state jurisdictions in which it conducts business. Tax years as early as 2011 remain subject to examination. As of December 31, 2020, the Company has ongoing tax audits in Nigeria and Brazil.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Note 8—Revenue from Contracts with Clients

Our contracts generally provide for termination at the election of the client with an “early termination payment” to be paid to us if a contract is terminated prior to the expiration of the fixed term. Such compensation is recognized as revenue when our performance obligation is satisfied, the termination fee can be reasonably measured, and collection is probable. For the Predecessor period in 2020, our revenue included $14.2 million of termination fees as a result of client cancellations.

Contract Assets and Liabilities

Accounts receivable are recognized when the right to consideration becomes unconditional based upon contractual billing schedules. Payment terms on invoiced amounts are typically 30 days.

Contract assets consist of demobilization revenue that we expect to receive and is recognized ratably throughout the contract term but invoiced upon completion of the demobilization activities. Once the demobilization revenue is invoiced, the corresponding contract asset is transferred to accounts receivable.

Contract liabilities include payments received for mobilization, contract preparation and capital upgrade activities, which are allocated to the overall performance obligation and recognized ratably over the initial term of the contract.

Contract assets and liabilities are netted at a contract level, such that deferred revenue for mobilization, contract preparation and capital upgrade (contract liabilities) is netted with any accrued demobilization revenue (contract asset) for each applicable contract. Any net current contract asset and liability balances are included in “Prepaid expenses and other current assets” and “Deferred revenue, current,” respectively, and any net noncurrent contract asset and liability balances are included in “Other assets” and “Deferred revenue,” respectively, on our consolidated balance sheet.

The following table provides information about trade receivables, contract assets and contract liabilities:

Successor
December 31, 2020
(in thousands)
Trade receivables, net	$12,138
Current contract assets	137

Significant changes in contract assets and contract liabilities for the year ended December 31, 2020 are as follows:

	Contract Assets	Contract Liabilities
	(in thousands)
Balance at January 1, 2020	$—	$7,567
Decrease due to amortization of deferred revenue	—	(12,090)
Increase due to billings related to mobilization revenue and capital upgrades	—	5,581
Increase due to demobilization revenue recognized	5,125	—
Decrease due to billing of demobilization fee	(5,000)	—
Decrease due to Fresh start accounting adjustments (Note 3)	—	(1,070)
Transfers between balances	12	12

Balance at December 31, 2020	$137	$—

Contract Fulfillment Costs

As of December 31, 2020, there was no contract fulfillment costs on our consolidated balance sheet. During the Predecessor period in 2020 amortization of such costs was $19.2 million.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Costs incurred for the demobilization of rigs at contract completion are recognized as incurred during the demobilization process. Costs incurred for capital upgrades for a contract are capitalized as property and equipment and depreciated over the estimated useful life of the asset.

Future Amortization of Contract Liabilities

As of December 31, 2020, there is no revenue expected to be recognized in the future related to unsatisfied performance obligations. We have applied the optional exemption in Topic 606 and have not disclosed the variable consideration related to our estimated future dayrate revenue.

Note 9—Leases

Our leasing activities primarily consist of operating leases with our integrated services subcontractors, corporate offices and regional shorebase offices. The components and other information related to leases are as follows:

Predecessor
Year Ended
December 31, 2020
(in thousands)
Lease Expense
Operating lease cost	$28,644

Supplemental Cash Flows Information

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	1,348
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	—

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. We account for lease and non-lease components of our operating leases as a single component except for agreements with our integrated services subcontractors, which we account for the components separately.

As of December 31, 2020, there were no right-of-use asset and lease liability recognized on our consolidated balance sheet for leases under which we are the lessee, after applying the short-term lease exemption.

Note 10—Equity

The Predecessor’s share capital was $825,000, or 82.5 million shares, of which approximately 75.0 million shares were issued and outstanding and the remaining approximately 7.5 million authorized shares were issued to its indirect wholly-owned subsidiary, Pacific Drilling Administrators Limited and reserved for issuance pursuant to the Predecessor’s 2018 Stock Plan.

Pursuant to the Plan, PDSA transferred all of its outstanding ownership interests in its sole, direct, wholly-owned subsidiary, Pacific Drilling Company LLC, to the holders of PDSA’s pre-petition Notes, leaving PDSA with no material assets, and PDSA’s common shares were deemed worthless, released, extinguished and discharged and such common shares were transferred to Pacific Drilling Holding (Delaware) LLC, an indirect, wholly-owned subsidiary of the reorganized Company. On the Plan Effective Date, Pacific Drilling Company LLC, which became our group parent company, issued to holders of the Notes an aggregate of 2,500,000 membership interests in the reorganized Company in exchange for their claims, with holders of the First Lien Notes receiving their pro rata share of 91.5%, or approximately 2,287,500 membership interests, and the holders of the Second Lien PIK Notes receiving their pro rata share of 8.5%, or approximately 212,500 membership interests, in each case subject to dilution on account of the equity issued, if any, pursuant to the New 2L Warrants and the Management Incentive Plan.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

On the Plan Effective Date, Pacific Drilling Company LLC also issued 441,176 New 2L Warrants to holders of the Second Lien PIK Notes to purchase their pro rata share of 15% of the reorganized Company’s membership interests, exercisable at an initial exercise price of $300 per interest. The New 2L Warrants are exercisable at any time until December 31, 2027, and will be automatically exercised on the date of consummation of any liquidity event resulting in the sale or exchange of all or substantially all of the membership interests of the Company to one or more third parties (whether by merger, sale, recapitalization, consolidation, combination or otherwise) or the sale, directly or indirectly, by the Company of all or substantially all of the assets of the Company taken as a whole; or a liquidation, dissolution or winding up of the Company. The New 2L Warrants are classified as equity and valued at $56.9 million upon issuance, which was recorded within membership capital. As of December 31, 2020, no New 2L Warrants had been exercised.

As of December 31, 2020, the Company’s equity consisted of 2.5 million membership interests, all of which were issued and outstanding or reserved for issuance to holders of Notes. Pursuant to the Plan, the holders of the Notes have until June 30, 2021 to tender their Notes in exchange for membership interests.

Note 11—Share-Based Compensation

We recorded share-based compensation expense and related tax benefit within our consolidated statement of operations as follows:

Predecessor
Year Ended
December 31, 2020
(in thousands)
Operating expenses	$1,927
General and administrative expenses	7,376

Share-based compensation expense	9,303
Tax benefit (a)	(1,316)

Total	$7,987

(a)	The effects of tax benefit from share-based compensation expense are included within income tax expense in our consolidated statement of operations.

In November 2018, the board of directors of the Predecessor approved the 2018 Stock Plan pursuant to which the Company was authorized to issue up to 7.5 million common shares to 2018 Stock Plan participants using various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. The compensation committee of the Predecessor board of directors determined, subject to board approval, the terms and conditions of equity awards made to participants under the 2018 Stock Plan.

For the Predecessor, the 2018 Stock Plan provided for the grant of equity-based or equity-related awards to directors, officers, employees and consultants. Prior to our emergence from bankruptcy on December 31, 2020, all equity-based awards granted under the 2018 Stock Plan were cancelled and are no longer outstanding.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

Time-Based Restricted Share Units (“RSUs”)

Pursuant to the 2018 Stock Plan, in 2020, the board of directors of the Predecessor approved the issuance of 0.1 million time-based RSUs to certain members of senior management and employees. The RSUs were scheduled to generally vest in equal annual installments over three years, starting on January 1, 2020.

A summary of time-based RSU activity for the year ended December 31, 2020 is as follows:

	Number of Restricted Share Units	Weighted- Average Grant-Date Fair Value
	(in thousands)	(per share)
Nonvested — January 1, 2020 (Predecessor)	1,223	$14.15
Granted	119	0.53
Vested	(258)	14.88
Cancelled or forfeited	(1,084)	12.48

Nonvested — December 31, 2020 (Predecessor)	—	$—

Performance-Based Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”)

Pursuant to the 2018 Stock Plan, in December 2018, the board of directors of the Predecessor granted an aggregate of 0.3 million performance-based RSUs to our then Chairman of the Board and our Chief Executive Officer. The performance-based RSUs were scheduled to vest only upon a change of control based on an internal rate of return calculation on such date and did not meet the threshold for expense recognition under GAAP.

During the year ended December 31, 2020, the board of directors of the Predecessor approved the issuance of 0.3 million PSUs to certain members of our senior management. The PSUs were subject to achievement of a relative total shareholder return performance goal as compared to a specified peer group. These PSUs were scheduled to vest on December 31, 2021 and the number of shares issued on that date, if any, was dependent upon the level of achievement of the performance goal. To measure the fair value of the PSUs, we used a Monte Carlo simulation model. The fair value of the PSUs was amortized on a straight-line basis to expense over the vesting period.

A summary of PSU activity for the year ended December 31, 2020 is as follows:

	Number of Performance Share Units	Weighted- Average Grant-Date Fair Value
	(in thousands)	(per share)
Nonvested — January 1, 2020 (Predecessor)	375	$15.43
Granted	319	0.55
Vested	—	—
Cancelled or forfeited	(694)	8.59

Nonvested — December 31, 2020 (Predecessor)	—	$—

During the third quarter of 2020, the Company modified its incentive programs and cancelled all outstanding equity compensation awards granted to key executive officers and employees with the concurrent grant of new cash retention and incentive bonuses. The retention bonuses are subject to service-based vesting through the earlier of: (i) August 3, 2021 and (ii) the effective date of the Company’s Plan of Reorganization (the “Vesting Date”), except with respect to five executive officers, for whom the Vesting Date is the earlier of August 3, 2021 and the effective date of any change in control of the Company. The incentive bonuses are subject to both (i) performance-based vesting upon the Company’s achievement of certain performance metrics during the third and fourth quarters of the Company’s 2020 fiscal year and (ii) service-based vesting through either the payment date of the bonus (for non-executive employees) or the Vesting Date (for executive officers). We accounted for the transaction as a modification of unvested share-based compensation awards, which resulted in the transfer of $0.2 million from equity to liability.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

As of December 31, 2020, we had no unvested awards of RSUs and PSUs outstanding and no related compensation cost to be recognized.

Note 12—Fair Value Measurements

We estimated fair value by using appropriate valuation methodologies and information available to management as of December 31, 2020. Considerable judgment is required in developing these estimates, and accordingly, estimated values may differ from actual results.

The estimated fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximated their carrying value due to their short-term nature. The following table presents the carrying value and estimated fair value of our cash and cash equivalents and warrants:

	Successor
	December 31, 2020
	Carrying	Estimated
	Value	Fair Value
(in thousands)
Cash and cash equivalents	$103,337	$103,337
New 2L Warrants	56,876	56,876

Our cash equivalents include money market instruments with original maturities of three months or less. We estimate the fair values of our debt using quoted market prices to the extent available and significant other observable inputs, which represented Level 2 fair value measurements.

We estimate the fair value of the New 2L Warrants by applying a Monte-Carlo simulation model and a Black-Scholes model. The Black-Scholes model is a pricing model used to estimate the theoretical price or fair value for a European-style call or put option/warrant based on membership interest unit price, exercise price, time to maturity, risk-free rate, volatility, dividend yield and significant other unobservable inputs, which represent Level 3 fair value measurements.

Note 13—Commitments and Contingencies

Commitments—As of December 31, 2020, we had no material commitments.

Bank Guarantee—As of December 31, 2020, we were contingently liable under a certain bank guarantee totaling approximately $5.4 million issued as security in the normal course of our business.

Contingencies—It is to be expected that we will routinely be involved in litigation and disputes arising in the ordinary course of our business.

On the Petition Date, Pacific Drilling S.A. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As a result of the Chapter 11 proceedings, attempts to prosecute, collect, secure or enforce remedies with respect to pre-petition claims against us were subject to the automatic stay provisions of Section 362(a) of the Bankruptcy Code, including litigation relating to us and our subsidiaries that were Debtors in the Chapter 11 Cases. On December 31, 2020, the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan. See Note 2.

In January 2013, the Zonda Debtors (described in Note 2) entered into, and/or guaranteed a construction contract with Samsung Heavy Industries Co. Ltd (“SHI”) for the construction of the Pacific Zonda, with a purchase price of approximately $517.5 million and original delivery date of March 31, 2015 (the “Construction Contract”). On October 29, 2015, the Zonda Debtors exercised their right to rescind the Construction Contract due to SHI’s failure to timely deliver the drillship in accordance with the contractual specifications. SHI rejected the rescission, and on November 25,

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

2015, formally commenced an arbitration proceeding against the Zonda Debtors in London under the Arbitration Act 1996 before a tribunal of three arbitrators (as specified in the Construction Contract) (the “Tribunal”), seeking the final installment of the purchase price under the Construction Contract.

On January 15, 2020, the Tribunal awarded SHI approximately $320 million with respect to its claims against the Zonda Debtors. The award does not include approximately $100 million in interest and costs sought by SHI, on which the Tribunal reserved making a decision to a later date. On February 11, 2020, the Zonda Debtors filed an application with the High Court in London seeking permission to appeal the Tribunal’s award. On October 15, 2020, the High Court in London denied the application by the Zonda Debtors.

In the Predecessor’s 2017 Chapter 11 proceedings, SHI asserted claims against the Zonda Debtors, secured by the Pacific Zonda, for approximately $387.4 million, for the remaining unpaid purchase price, interest and costs. On November 19, 2018, the Predecessor and certain of its subsidiaries other than the Zonda Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the 2018 Plan. The Zonda Debtors filed a separate plan of reorganization (the “Zonda Plan”) which was confirmed by order of the 2017 Bankruptcy Court on January 30, 2019. Following the denial of the Zonda Debtors’ application to appeal the Tribunal’s award, the Zonda Plan was declared effective on December 21, 2020, and a liquidation trust agreement established under the Zonda Plan became effective. The Company expects that the Zonda Debtors will be liquidated in accordance with the terms of the Zonda Plan.

On December 20, 2018, after the Predecessor and its subsidiaries other than the Zonda Debtors had completed the 2018 Plan and emerged from bankruptcy, SHI filed with the 2017 Bankruptcy Court an untimely secured contingency claim against Pacific Drilling S.A., our then parent company, in the amount of approximately $387.4 million. We filed an objection to the claim on the basis that the claim should be disallowed due to its being filed long after the May 1, 2018 claims bar date established by order of the 2017 Bankruptcy Court. On March 26, 2020, the 2017 Bankruptcy Court sustained our objection and expunged SHI’s claim, and on May 8, 2020, the 2017 Bankruptcy Court issued an order closing the Company’s 2017 bankruptcy case.

On December 14, 2020, the liquidation trustee appointed under the liquidation trust under the Zonda Plan and SHI each filed objections to the Predecessor’s Plan. On December 21, 2020, the Bankruptcy Court issued the Confirmation Order confirming the Plan. Under the Plan, which was declared effective on December 31, 2020, any claims or causes of action asserted, or that may be asserted, by the Zonda Debtors are general unsecured claims that received no distribution under the Plan, and were released, extinguished, and discharged by the Plan. On December 30, 2020, the liquidation trustee, and on January 4, 2021, SHI, each filed an appeal of the Confirmation Order to the United States District Court for the Southern District of Texas, but did not seek a stay of the Confirmation Order. Accordingly, the Plan was declared effective on December 31, 2020 and the Debtors emerged from bankruptcy after successfully completing their reorganization pursuant to the Plan.

As a result of the Tribunal’s decision, we have eliminated our investment and net receivable balances related to the Zonda Debtors as of December 31, 2019. As of December 31, 2019, we had no cost basis in our investment in the Zonda Debtors and discontinued the equity method of accounting.

Note 14—Concentrations of Credit and Market Risk

Financial instruments that potentially subject the Company to credit risk are primarily cash equivalents, restricted cash and accounts receivable. At times, cash equivalents and restricted cash may be in excess of FDIC insurance limits.

With regard to accounts receivable, we have an exposure from our concentration of clients within the oil and natural gas industry. This industry concentration has the potential to impact our exposure to credit and market risks as our clients could be affected by similar changes in economic, industry or other conditions. However, we believe that the credit risk posed by this industry concentration has been largely offset by the creditworthiness of our client base.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

During the Predecessor period in 2020, the percentage of revenues earned from our clients was as follows:

Predecessor
Year Ended
December 31, 2020
Petronas	29.4%
Total	23.2%
Equinor	19.7%
Eni	13.2%
Chevron	11.7%
Murphy	2.8%

During the Predecessor period in 2020 the percentage of revenues earned by geographic area, based on drilling location, was as follows:

Predecessor
Year Ended
December 31, 2020
United States	54.6%
Mauritania	29.4%
Oman	13.2%
Mexico	2.8%

Note 15—Variable Interest Entities

The carrying amounts associated with our consolidated variable interest entities, after eliminating the effect of intercompany transactions, were as follows:

Successor
December 31, 2020
(in thousands)
Assets	$157
Liabilities	(121)

Net carrying amount	$36

PIDWAL is a joint venture formed to provide drilling services in Nigeria. During the Predecessor period in 2020, PIDWAL had a 50.1% ownership interest in two of our rig holding subsidiaries, PBL and PSL, and we owned 49.9% of such entities through our wholly-owned subsidiary PDL. PIDWAL’s interest in the rig holding subsidiaries was held through a holding company, Pacific Drillship Nigeria Limited (“PDNL”), of which it owns 99.9%, and PDL owns the remaining 0.1%. As of December 31, 2020, PBL and PSL were owned 100% by PDL. We determined that each of these companies met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us. We also determined that we were the primary beneficiary for accounting purposes since (a) for PIDWAL, we had the power to direct the day-to-day management and operations of the entity, and for PDNL, we had the power to secure and direct its equity investment, which were the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entities. As a result, we consolidate PIDWAL and PDNL in our consolidated financial statements.

PACIFIC DRILLING COMPANY LLC AND SUBSIDIARIES (SUCCESSOR)

PACIFIC DRILLING S.A. AND SUBSIDIARIES (PREDECESSOR)

Notes to Consolidated Financial Statements – Continued

During the Predecessor period in 2020, we provided financial support to PIDWAL to enable it to operate as a going concern by funding its working capital via intercompany loans and payables.

During the Predecessor period in 2020, we provided financial support to PDNL to fund its equity investment in our rig-owning entities operating in Nigeria via intercompany loans.

Note 16—Retirement Plans

We sponsor a defined contribution retirement plan covering substantially all U.S. employees and an international savings plan covering international employees. During the Predecessor period in 2020, our total employer contributions to both plans amounted to $2.2 million.

Note 17—Supplemental Cash Flow Information

During the Predecessor period in 2020, we paid $34.3 million of interest in cash. During the Predecessor period in 2020, we paid income taxes of $5.2 million.

During the Predecessor period in 2020 we paid $13.8 million in reorganization items.

During the Predecessor period in 2020, the following non-cash financing activities occurred:

•	Holders of the Notes received an aggregate of 2,500,000 membership interests in the reorganized Company valued at $697.3 million in exchange for their claims.

•	Holders of the Second Lien PIK Notes received 441,176 New 2L Warrants valued at $56.9 million in exchange for their claims.

Within our consolidated statement of cash flows, capital expenditures represent expenditures for which cash payments were made during the period. These amounts exclude accrued capital expenditures, which are capital expenditures that were accrued but unpaid. During the Predecessor period in 2020, change in accrued capital expenditures was $(6.4) million.

Note 18—Subsequent Event

On March 24, 2021, the Company entered into a definitive merger agreement with Noble Corporation (“Noble”) under which Noble will acquire the Company in an all-stock transaction. As part of the transaction, the holders of the Company’s membership interests will receive 16.6 million ordinary shares, par value $0.00001 per share, of Noble (the “Noble Shares”), after such Noble Shares are reduced by such number of Noble Shares payable to the holders of the Company’s New 2L Warrants pursuant to the terms of such New 2L Warrants, which translates into the Company’s equity holders receiving at closing approximately 24.9% of the outstanding shares of Noble.

The definitive merger agreement was unanimously approved by the Boards of both the Company and Noble, and has also been approved by over a majority of the Company’s members. No shareholder vote is required for Noble to close the transaction. The merger is subject to customary closing conditions and is expected to close in April 2021.